                                                                  EXHIBIT 99.(T)


                   AMENDED AND RESTATED TERMINATION AGREEMENT
                   ------------------------------------------


     This AMENDED AND RESTATED TERMINATION AGREEMENT (the "Termination Agreement"), entered into as of this 26th day of June, 1996, by and between RIO GRANDE MINING COMPANY, a Nevada corporation ("Rio Grande") and BELCOR INC., a California Corporation ("Belcor"), amends and restates the Termination Agreement dated as of October 3, 1995 between Rio Grande and Belcor (the "Original Termination Agreement").


                              W I T N E S S E T H
                              - - - - - - - - - -


     WHEREAS, Rio Grande, formerly known as SilTex Resources, Incorporated, and Belcor entered into an agreement dated December 1, 1993 (the "Reorganization Agreement"), pursuant to which Rio Grande agreed to sell all its assets to a wholly-owned subsidiary of Belcor in exchange for common stock of Belcor ("Belcor Common Stock"), subject to shareholder approval, as the result of which Belcor would have indirectly owned the assets of Rio Grande, consisting principally of the mining property in Texas known as the "Shafter Project," and the pre-existing shareholders of Belcor would have held a 31.92% equity interest in Belcor and the stockholders of Rio Grande would have obtained a 68.08% equity interest in Belcor, and Belcor would have had to seek additional financing of not less than $1,200,000 to complete the acquisition of the Shafter Project;

     WHEREAS, Rio Grande and Belcor entered into an agreement, dated June 8, 1994, which amended the Reorganization Agreement to provide for the issuance of additional shares of Belcor Common Stock to the stockholders of Rio Grande as the result of Rio Grande undertaking to raise additional capital to consummate the purchase of the Shafter Property (the "June 1994 Letter Agreement");

     WHEREAS, Rio Grande and Belcor entered into various agreements in October 1994 with Coastal Capital Partners, L.P., a Delaware limited partnership ("Coastal"), under which Coastal purchased securities of Rio Grande and Belcor (collectively, the "October 1994 Agreements"), as a result of which the pre-existing shareholders of Belcor would have held a 15.9% equity interest in Belcor had a business combination between Rio Grande and Belcor been consummated;

     WHEREAS, Belcor entered into an amended employment agreement with Donald Leibsker ("Leibsker") to maintain continuing management of Belcor's operations and to pursue negotiations relating to the Reorganization Agreement and the October 1994 Agreements, and, pursuant to such agreements, has, as of January 20, 1995, issued warrants to purchase up to a maximum of 400,000 shares of the common stock of Belcor at an exercise price of $.18 per share (the "Leibsker Warrant");

     WHEREAS, Belcor entered into an amended employment agreement with M. Douglas Caffey ("Caffey"), dated as of January 20, 1995 (the "Caffey Employment Agreement"), to maintain continuing management of Belcor's operations and to pursue negotiations relating to the Reorganization Agreement and the October 1994 Agreements, such agreement having been executed in accordance with those certain resolutions of Belcor's Board of Directors dated October 20, 1994 which provided for Belcor's employment of Caffey and related compensation therefor of either (i) a minimum cash payment of $25,000 subject to upward adjustment based upon the trading price of Belcor Common Stock at a specified date or (ii) the issuance of warrants to purchase up to a maximum of 500,000 shares of the common stock of Belcor at an exercise price of $.18 per share;

     WHEREAS, Caffey has agreed to accept, and Belcor has agreed to provide, a cash payment of $25,000 on or before the Closing in satisfaction of all of Belcor's obligations under the Caffey Employment Agreement pursuant to a letter agreement between the parties (the "Caffey Letter Agreement"), such cash payment to be made on or before the Closing;

     WHEREAS, Rio Grande acquired the Shafter Project in October 1994;

     WHEREAS, in a letter dated December 29, 1994, Rio Grande confirmed its intention to Belcor to complete a business combination with Belcor on terms "substantially equivalent" to those in the Reorganization Agreement, and further stated that by "substantially equivalent," Rio Grande meant that it expected there to be approximately 29,000,000 shares outstanding after the business combination, including shares reserved for Coastal's warrants and 900,000 shares reserved for employment agreements, and that existing Belcor shareholders would have about 4.6 million shares of Rio Grande common stock (the "December 1994 Letter");

     WHEREAS, prior to the date hereof, there have been numerous discussions, documents, claims, correspondences, understandings and arrangements between Rio Grande and Belcor relating to various rights of Belcor in the Shafter Project, various proposed business combinations and other transactions between Rio Grande and Belcor (collectively, the "Ancillary Materials");

     WHEREAS, prior to November 1994, Belcor had advanced substantial funds to Rio Grande to provide Rio Grande with working capital and funds to assist Rio Grande in the acquisition of the Shafter Project (the "Rio Grande Debt");

     WHEREAS, prior to the date of the Original Termination Agreement, the expiration of the Reorganization Agreement and certain claims of Belcor relating to its asserted property rights in Rio Grande and the Shafter Project were matters in dispute between the parties hereto;

     WHEREAS, Rio Grande and Belcor have for various reasons decided not to proceed with a business combination and to keep Rio Grande and Belcor as separate entities;

     WHEREAS, the parties entered into the Original Termination Agreement to, among other things, terminate the Reorganization Agreement and Rio Grande Debt and provide for the execution of mutual releases;

     WHEREAS, Belcor, Rio Grande and Coastal, among other parties, entered into that certain Investors' Rights Agreement, dated as of October 3, 1995 (the "Original Investors' Rights Agreement"), and Belcor and Coastal, among other parties, have entered in an Amended and Restated Investors' Rights Agreement (the "Investors' Rights Agreement"), of even date herewith, amending and restating the Original Investors' Rights Agreement; and

     WHEREAS, Rio Grande and Belcor desire to amend and restate the Original Termination Agreement as set forth herein;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Original Termination Agreement is amended and restated to read in full as follows:

                                  AGREEMENTS
                                  ----------

     1.   Termination of Reorganization Agreement
          ---------------------------------------

          Subject to the occurrence of a Closing as provided in Section 4.1, Rio Grande and Belcor hereby terminate the Reorganization Agreement, and any and all obligations of Rio Grande and Belcor under the Reorganization Agreement, as amended by the July 1994 Letter Agreement and giving effect to the October 1994 Agreements, the December 1994 Letter and the Ancillary Materials, are hereby acknowledged by both parties to be null and void.


     2.   Obligations
          -----------

          2.1  Actions of Rio Grande
               ---------------------

          2.1.1 Rio Grande shall pay to Belcor the face amount of the Rio Grande Debt (the "Payment Amount"), which the parties acknowledge and agree is $47,161, within two calendar days after the Closing Date so long as Belcor has satisfied its obligations under Section 2.2 of this Termination Agreement and under Section 2 of the Investors' Rights Agreement.

          2.1.2 Rio Grande shall deliver at the Closing a warrant, substantially in the form of Exhibit A (the "Settlement Warrant"), executed in favor of Belcor to purchase up to a maximum of 17,000,000 unregistered shares of common stock of Rio Grande (the "Settlement Warrant Shares") at an exercise price of $.24 per share, with a ten year term, in consideration of the payment of $25,000 (the "Warrant Consideration") by Belcor to Rio Grande and the delivery by Belcor of the Belcor Proxy, as defined and provided for in the Investors' Rights Agreement.

          2.1.3 Rio Grande shall deliver to Belcor at the Closing an executed release (the "Rio Grande Release"), substantially in the form of Exhibit B, dated as of the Closing Date.

          2.1.4 Rio Grande shall deliver to Belcor at the Closing a Deed Without Warranties (the "Deed"), substantially in the form of Exhibit C, dated as of the Closing Date, pursuant to which Rio Grande shall convey unto Belcor all of its rights, titles and interests, if any, in the minerals and mineral rights in, on, under and covered by approximately 1,600 acres of land located near Shafter, Texas in Presidio County, Texas (the "Red Hills Property") as more particularly described in Exhibit A-1 to the form of Deed attached hereto and incorporated herein by this reference, together with all easements, rights, and benefits appurtenant thereto.

          2.2  Actions of Belcor
               -----------------

          2.2.1 Belcor shall deliver to Rio Grande at the Closing an executed release (the "Belcor Release"), substantially in the form of Exhibit D, dated as of the Closing Date.

          2.2.2 Belcor shall deliver to Rio Grande at the Closing an executed Option to Purchase Agreement (the "Call Agreement"), substantially in the form of Exhibit E, dated as of the Closing Date, pursuant to which Belcor shall grant to Rio Grande for a period of three years a right to purchase at any time the Red Hills Property at $600,000.

          2.3  Termination of Rio Grande Debt.  Upon Rio Grande's payment to
               ------------------------------
Belcor of the Payment Amount, Belcor hereby agrees and acknowledges that any and all obligations of Rio Grande with respect to the Rio Grande Debt are terminated. Belcor hereby agrees and acknowledges that Rio Grande may offset the Warrant Consideration from the Payment Amount and deliver at the Closing an amount equal to the Payment Amount less the Warrant Consideration as provided in Section 4.2.2.

     3.   Other Belcor Obligations. On or before the Closing, Belcor and Caffey
          ------------------------
shall have entered into the Caffey Letter Agreement which shall provide, among other things, that (i) Belcor shall, upon and subject to the occurrence of the Closing, pay to Caffey $25,000 in satisfaction of all of its obligations under the Caffey Employment Agreement, (ii) subject to and upon such payment, Caffey shall release and forever discharge Belcor and its past and present parent companies, divisions, affiliates and subsidiaries (direct and indirect), predecessors, successors, assigns, partners, directors, officers, employees, agents, trustees, representatives, insurers and attorneys of and from any and all causes of action in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, attorneys' fees, or costs, of any nature whatsoever, fixed or contingent, known or unknown, suspected or unsuspected, liquidated or unliquidated, which Caffey and any person claiming derivatively through Caffey then has or may thereafter have against Belcor by reason of any matter, cause, or thing whatsoever arising or relating to the Caffey Employment Agreement, except for any obligations of Belcor to Caffey under the Investors' Rights Agreement, the Consulting and/or Retirement Agreements referred to in Section 4(o) of the Investors' Rights Agreement or the Caffey Consulting Agreement (as defined in the Investors' Rights Agreement), and (iii) immediately upon such payment, the Caffey Employment Agreement shall be deemed to have terminated.

     4.   CLOSING.
          -------

          4.1  Closing.  A closing ("Closing") shall take place at the offices
               -------
of Mayer, Brown & Platt in Los Angeles, California on the later of (i) June 26, 1996 and (ii) such later date to which the parties hereto shall mutually agree (the "Closing Date").

          4.2  Deliveries.
               ----------

          4.2.1  By Belcor.  At the Closing, subject to the terms and conditions
                 ---------
     hereof, Belcor shall deliver to Rio Grande (i) an executed Belcor Release,
     (ii) an executed Call Agreement, (iii) an executed Caffey Letter Agreement and (iv) on behalf of Coastal, an executed Belcor Proxy (as provided and defined in the Investors' Rights Agreement).

          4.2.2  By Rio Grande.  At the Closing, subject to the terms and
                 -------------
     conditions hereof, Rio Grande shall deliver to Belcor (i) an executed Rio Grande Release, (ii) an executed Settlement Warrant and (iii) a copy of an executed and notarized Deed, which Rio Grande shall cause to be promptly filed or recorded, at Rio Grande's expense, in the appropriate county or other places in the State of Texas; and Rio Grande shall deliver to Belcor the Payment Amount less the Warrant Consideration within two calendar days after the Closing Date so long as Belcor has satisfied its obligations under Section 2.2 of this Termination Agreement and under Section 2 of the Investors' Rights Agreement.

     5.   REPRESENTATIONS AND WARRANTIES.
          ------------------------------

     Each party to this Termination Agreement represents and warrants to, and agrees with, each other party hereto, as follows:

          5.1 Each party has received independent legal advice from its attorneys with respect to the advisability of executing this Termination Agreement.

          5.2 Each party has received independent legal, tax and accounting advice from its attorneys, tax advisers and accountants with respect to the transactions contemplated by this Termination Agreement and has not relied on any advice from the other party or that party's attorneys, tax advisers or accountants with respect to such transactions.

          5.3 Each party has made such investigation of the facts pertaining to the provisions outlined above and to this Termination Agreement, and of all the matters pertaining thereto, as it deems necessary.

          5.4 Each party has not heretofore assigned, transferred, granted, conveyed or otherwise disposed of, or purported to assign, transfer, grant, convey or otherwise dispose of, any of the claims, demands, causes of action, obligations, damages or liabilities asserted by it and disposed of by this Termination Agreement, the Belcor Release or the Rio Grande Release.

          5.5 Each party hereby warrants that no other person has had or claims any interest in any of the claims, demands, causes of action, obligations, damages or liabilities asserted by it referred to herein, and that it has the sole right and exclusive authority to execute this Termination Agreement, the Belcor Release and the Rio Grande Release, as applicable, and to bind itself and its assigns thereby.

          5.6 Each term of this Termination Agreement, the Belcor Release and the Rio Grande Release is contractual and not merely a recital.

     6.   REPRESENTATIONS AND WARRANTIES OF RIO GRANDE.
          --------------------------------------------

     Rio Grande represents and warrants to Belcor as follows:

          6.1  Corporate Existence; Compliance with Law.  Rio Grande (i) is a
               ----------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under the lease, and to conduct its business as now, heretofore and proposed to be conducted; and (iv) is in compliance with its Articles of Incorporation and By-Laws.

          6.2  Corporate Power; Authorization; Enforceable Obligations.  The
               -------------------------------------------------------
execution, delivery and performance by Rio Grande of this Termination Agreement, the Rio Grande Release and the Deed: (i) are not in contravention of any provision of Rio Grande's Articles of Incorporation or By-Laws (and will not be in contravention of any provision of the Restated Articles); (ii) will not violate any law or regulation applicable to Rio Grande, or any order or decree of any court or governmental instrumentality applicable to Rio Grande; (iii) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Rio Grande is bound; (iv) will not result in the creation or imposition of any lien upon any of the property of Rio Grande (other than as created by the Deed and the Call Agreement with respect to the Red Hills Property); and (v) do not require any consent or approval of any governmental body, agency, authority or any other person. This Termination Agreement has been duly and validly executed and delivered by Rio Grande, and constitutes a legal, valid and binding obligation of Rio Grande, enforceable against Rio Grande in accordance with its terms, subject to general principles of equity and, as to enforcement only, bankruptcy, insolvency, moratorium or similar laws at the time in effect affecting the enforceability of the rights of creditors generally. The Rio Grande Release and Deed, when duly and validly executed and delivered by Rio Grande, will each constitute a legal, valid and binding obligation of Rio Grande, enforceable against Rio Grande in accordance with its terms, subject to general principles of equity and, as to enforcement only, bankruptcy, insolvency, moratorium or similar laws at the time in effect affecting the enforceability of the rights of creditors generally.

          6.3  Capitalization.  The authorized capital stock of Rio Grande
               --------------
consists of 100,000,400 shares of capital stock, of which 100,000,000 shares are common stock, par value $0.01 per share ("Rio Grande Common Stock"), and
396.9410 shares are preferred stock, par value $0.01 per share ("Rio Grande Preferred Stock").

          6.4  Outstanding Securities.  Attached as Exhibit F is, among other
               ----------------------
things, a summary of the issued and outstanding capital stock of Rio Grande as of the date of this Termination Agreement, as well as all outstanding conversion or exercise rights and the number of shares to be issued upon appropriate conversion or exercise. Except as set forth on Exhibit F, (i) there are no other preemptive rights, rights of first refusal or similar rights to purchase or subscribe for any shares of capital stock or other equity interest of Rio Grande, (ii) there are no existing contracts, options, warrants, calls or similar commitments of any kind granted or issued by Rio Grande relating to the issuance of such capital stock or other equity interests, and (iii) there are no agreements restricting or otherwise affecting voting of such capital stock or other equity interests of Rio Grande.

          6.5  Liabilities and Assets.  Rio Grande has no individual liability
               ----------------------
with a duration of more than six months or which is in an amount greater than $250,000, other than that certain Promissory Note to Coastal, as set forth in Exhibit F, and a certain amount payable for legal fees, and all outstanding liabilities total no more than $1,500,000. Rio Grande's assets, as recorded on its financial records, total no less than $2,000,000.

          6.6  No Default.  Rio Grande is not in default under, or in violation
               ----------
of, any applicable law, statute, rule or regulation or order, writ, judgment, injunction or decree applicable to it which could be reasonably expected to result in a material adverse change in the financial condition, business, assets or liabilities (a "Material Adverse Change") of Rio Grande.

     Section 6.7    Absence of Material Adverse Changes or Events.  Since the
                    ---------------------------------------------
date of the Original Termination Agreement, there has not been any Material Adverse Change of Rio Grande, and to Rio Grande's knowledge no fact or condition exists as of the date hereof which is expected to result in such a Material Adverse Change.

     7.   REPRESENTATIONS AND WARRANTIES OF BELCOR.
          ----------------------------------------

     Belcor represents and warrants to Rio Grande as follows:

          7.1  Corporate Existence; Compliance with Law.  Belcor (i) is a
               ----------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of California; and (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where it is material to its business to be so qualified.

          7.2  Corporate Power; Authorization; Enforceable Obligations.  The
               -------------------------------------------------------
execution, delivery and performance by Belcor of this Termination Agreement, the Belcor Release, the Call Agreement and the Investor's Rights Agreement, and the agreements contained as exhibits thereof (collectively, the "Belcor Closing Agreements"): (i) are not in contravention of any provision of Belcor's articles of incorporation or by-laws; (ii) will not violate any law or regulation applicable to Belcor, or any order or decree of any court or governmental instrumentality applicable to Belcor; (iii) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Belcor is bound; (iv) will not result in the creation or imposition of any lien upon any of the property of Belcor; and
(v) do not require any consent or approval of any governmental body, agency, authority or any other person. This Termination Agreement has been duly and validly executed and delivered by Belcor and constitutes a legal, valid and binding obligation of Belcor, enforceable against Belcor in accordance with its terms, subject to general principles of equity and, as to enforcement only, bankruptcy, insolvency, moratorium or similar laws at the time in effect affecting the enforceability of the rights of creditors generally. The other Belcor Closing Agreements, when duly and validly executed and delivered by Belcor, will each constitute a legal, valid and binding obligation of Belcor, enforceable against Belcor in accordance with its terms, subject to general principles of equity and, as to enforcement only, bankruptcy, insolvency, moratorium or similar laws at the time in effect affecting the enforceability of the rights of creditors generally.

          7.3  Capitalization.  The authorized capital stock of Belcor consists
               --------------
of 30,000,000 shares of Belcor Common Stock. As of the date hereof and before giving effect to an agreement to issue warrants to purchase up to 50,000 shares of Belcor Common

Stock to K. Glenn Cole and any cancellation by Coastal of a portion of its warrants to purchase Belcor Common Stock, as provided in the Investors' Rights Agreement, there are issued and outstanding 5,515,011 shares of Belcor Common Stock, and there are options, warrants, convertible securities or other contractual obligations to issue an additional 3,148,332 shares. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable.

          7.4  No Litigation.  Except as set forth on Schedule 7.4 hereto, no
               -------------                          ------------
action, claim or proceeding is now pending or, to the knowledge of Belcor, threatened against Belcor, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal state or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators (a) which, if determined adversely, could result in a Material Adverse Change of Belcor or (b) which pertains to the transactions contemplated by this Agreement. Except as set forth on Schedule 7.4 hereto, to
                                                        ------------
the knowledge of Belcor, no state of facts exists which is reasonably likely to give rise to any such action, claim or proceeding.

     Section 7.5    Absence of Material Adverse Changes or Events.  Since the
                    ---------------------------------------------
date of the Original Termination Agreement, there has not been any Material Adverse Change of Belcor, and to Belcor's knowledge no fact or condition exists as of the date hereof which is expected to result in such a Material Adverse Change.

     8.   GOOD FAITH TERMINATION; ABSENCE OF REPRESENTATION REGARDING SHAFTER
          -------------------------------------------------------------------
PROJECT AND THE RED HILLS PROPERTY.
- ----------------------------------

          8.1 The parties to this Termination Agreement, on behalf of themselves, their respective assigns, directors, officers, stockholders, partners, agents, employees, servants and all individuals and entities they represent, hereby stipulate and agree that this termination and the settlement of the claims, demands, causes of action, obligations, damages or liabilities described herein have been entered into in good faith.

          8.2 The parties to this Termination Agreement, on behalf of themselves, their respective assigns, directors, officers, stockholders, partners, agents, employees, servants and all individuals and entities they represent, hereby acknowledge and agree that, although certain discussions have taken place between representatives of Rio Grande and Belcor regarding certain preliminary resource estimates and related studies (the "Preliminary Studies") that Rio Grande had undertaken (or had engaged outside consultants to undertake) regarding the Shafter Project and the Red Hills Property, a copy of a valuation study of the Red Hills Property prepared by an outside consultant engaged by Rio Grande (the "Valuation Report") had been given to representatives of Belcor, a Letter dated June 1, 1996 from Andrew Simpson was sent to Donald Leibsker (the "Letter") and certain other statements may have been made or other written materials may have been provided by Rio Grande Representatives regarding the Shafter Project and the Red Hills Property to representatives of Belcor (all such statements or materials together with the Valuation Report, the Letter and any statements made as to the Preliminary Studies being hereinafter collectively referred to as the "Preliminary Materials and Statements"), (i) other than as expressly represented in Section 6 of this Termination Agreement, neither Rio Grande nor any of its directors, officers, stockholders, employees, attorneys, or other representatives ("Rio Grande Representatives") have made any representation or warranty regarding (a) the truthfulness or accuracy of any of the Preliminary Materials and Statements, (b) the value of any mineralization which may be found at the Shafter Project or the Red Hills Property, (c) the economic feasibility to extract such mineralization or (d) the value or worth of the Shafter Project or the Red Hills Property, if any, and (ii) in making its decision to enter into the Belcor Closing Agreements, Belcor has not relied upon the truthfulness or accuracy of any of the Preliminary Materials and Statements.

     9.   COVENANTS.
          ---------

     Section 9.1    Covenants of Rio Grande and Belcor.  Rio Grande and Belcor
                    ----------------------------------
shall:

          9.1.1 Reasonable Efforts.  Shall take all commercially reasonable and
                ------------------
     necessary action required to fulfill their obligations under this Termination Agreement and the transactions contemplated hereby.

          9.1.2 Public Announcements.  Not make any public announcement related
                --------------------
     to this Termination Agreement or the transactions contemplated without the joint approval of Rio Grande and Belcor, except any public disclosure which Rio Grande (or its affiliates) or Belcor in its good faith judgment believes is required by law, in which case the party making the disclosure will consult with the other party prior to making such disclosure.

          9.1.3 Conduct of Business.  Subsequent to the date hereof and prior to
                -------------------
     the Closing, each party will continue to conduct its business in substantially the same manner as heretofore and engage only in business in the usual and normal course consistent with past practice.

          9.2  Covenants of Belcor.
          ---  -------------------

               9.2.1 Reports. From the date hereof until the Closing, Belcor
                     -------
          will furnish to Rio Grande the following:

                    9.2.1.1 Within five (5) days of issuance, duplicate copies of any general written communications with shareholders, directors, executive committee(s), or with the financial community, and any reports filed by Belcor with any security exchanges or with the Securities and Exchange Commission (the "SEC").

                    9.2.1.2 All information, reports, certificates and notices furnished pursuant to this Section 9.2.1, and any additional or supplemental information, shall be true and correct when furnished, to Belcor's best knowledge and belief.

               9.2.2 Absence of Certain Changes.  From the date hereof until the
                     --------------------------
          Closing Date, except as expressly permitted or contemplated hereby, Belcor shall not, without Rio Grande's prior express written consent, issue additional shares of Belcor Common Stock or, other than with respect to such warrants that are to be issued to K. Glenn Cole, any other shares which may be issued upon exercise or conversion of options, warrants, convertible securities or other contractual obligations outstanding as of the date hereof.

               9.2.3 Certain Defaults; Litigation.  Belcor shall give prompt
                     ----------------------------
          notice to Rio Grande of (a) any notice of default received by Belcor subsequent to the date of this Agreement under any material instrument or material agreement to which Belcor is a party or by which it is bound, which default could, if not remedied, result in a Material Adverse Change of Belcor taken as a whole, or which would render incorrect in any material respect any representation made herein, and
          (b) any claim or action at law or in equity, or before any governmental, administrative, or regulatory body or arbitration panel instituted against Belcor, or of disputes that may result in a suit against Belcor involving a claim (not covered by insurance) against Belcor for damages in excess of Twenty-Five Thousand Dollars ($25,000) or which, if concluded adverse to Belcor, would materially affect the business or assets of Belcor.

     10.  MISCELLANEOUS.
          -------------

          10.1 This Termination Agreement, together with the other Belcor Closing Agreements, the Rio Grande Release, the Deed and the Investors' Rights Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Termination Agreement may be amended only by an agreement in writing executed by all the parties hereto.

          10.2 This Termination Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective agents, employees, trustees, insurers, representatives, affiliates and subsidiaries (direct and indirect), officers, directors, stockholders, assigns, predecessors, successors, attorneys, and any person claiming derivatively through the parties.

          10.3 Each party hereto has cooperated in the drafting and preparation of this Termination Agreement. Hence, in any construction to be made of this Termination Agreement, the same shall not be construed against any party.

          10.4 In the event of litigation relating to this Termination Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees.

          10.5 If any part of this Termination Agreement is found to be prohibited, unlawful, void or for any reason unenforceable, then it shall be deemed severable and separable from the remaining parts and it shall not invalidate or render unenforceable the remaining parts of this Termination Agreement.

          10.6 Each party shall bear its own expenses with respect to this Termination Agreement and the transactions contemplated hereby.

          10.7 This Termination Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to the conflicts of laws principles thereof.

          10.8 This Termination Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          10.9 All of the terms and conditions of the Termination Agreement, as amended and restated hereby, shall remain in full force and effect. All references to the Original Termination Agreement or the Termination Agreement in any other document or instrument shall be deeded to mean the Termination Agreement as amended and restated hereby. This Agreement shall not constitute a novation of the Original Termination Agreement, but shall constitute an amendment and restatement thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be executed as of the date first above written.

RIO GRANDE MINING COMPANY           BELCOR, INC.


By:  /s/ Andrew K. Simpson          By:  /s/ M. Douglas Caffey
    --------------------------          --------------------------

Name:  Andrew K. Simpson            Name:  M. Douglas Caffey
Title:  President                   Title:  President
Address:  101 Morgan Lane           Address:  18004 Skypark Circle
          Suite 180                           Irvine, CA 92714
          Plainsboro, NJ 08536


                                    By:  /s/ Donald Leibsker
                                        --------------------------

                                    Name: Donald Leibsker
                                    Title: Chairman of the Board
                                    Address:  18004 Skypark Circle
                                              Irvine, CA 92714

                                   EXHIBIT A
                                   ---------


THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY ANALOGOUS STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT OR LAWS, THE RULES AND REGULATIONS THEREUNDER OR THE PROVISIONS OF THIS WARRANT.


                           RIO GRANDE MINING COMPANY
                              WARRANT TO PURCHASE
                             SHARES OF COMMON STOCK

                      (Void after 5:00 p.m. Pacific time,
                               on June 26, 2006)


     THIS CERTIFICATE CERTIFIES THAT FOR AND IN CONSIDERATION OF TWENTY-FIVE THOUSAND AND NO DOLLARS ($25,000.00) AND OTHER VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, BELCOR INC., a California corporation or its registered assigns (the "Holder"), is entitled to purchase from RIO GRANDE MINING COMPANY, a Nevada corporation (the "Company"), at any time from the date hereof to 5:00 p.m., Pacific time, on June 26, 2006 (the "Expiration Date"), SEVENTEEN MILLION (17,000,000) shares ("Warrant Shares") of fully paid and nonassessable shares of common stock, par value $.01 per share, of the Company ("Common Stock") at a price of $.24 per share (the "Warrant Price"), or as otherwise provided herein, subject to the provisions and upon the terms and conditions hereinafter set forth.

     This Warrant is subject to the following additional terms and conditions.

     1.   Exercisability.  Until the Expiration Date, the purchase rights
          --------------
represented by this Warrant are exercisable at the option of the Holder, either as an entirety, or from time to time for any part of the Warrant Shares which may be purchased hereunder.

     2.   Reservation of Warrant Shares.  The Company agrees at all times to
          -----------------------------
reserve a sufficient number of shares of authorized but unissued Common Stock, when and as required for the purpose of complying with the terms of this Warrant.

     3.   No Rights as Shareholder; Notices to Holder.  Nothing contained in
          -------------------------------------------
this Warrant shall be construed as conferring upon the Holder or its transferees the right to vote or to receive dividends or to consent or to receive notice as shareholders in respect of any meeting of shareholders for the election of directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

     If, however, at any time prior to the expiration of this Warrant and prior to its exercise, any of the following events shall occur:

          (a) the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend (other than a cash dividend payable out of earnings or earned surplus legally available for the payment of dividends under the laws of the jurisdiction of incorporation of Company) or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or

          (b) there shall be any capital reorganization of Company, any reclassification or recapitalization of the capital stock of Company or any consolidation or merger of Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of Company to, another corporation, or

          (c) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger, or sale of all or substantially all of its property, assets and business as an entirety) shall be proposed;

then in any one or more of said events, the Company shall give to the Holder (i) at least 30 days' prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 30 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify
(i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, proposed dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, merger, consolidation, sale, transfer, proposed disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to the

Holder at the last address of Holder appearing on the books of the Company and delivered in accordance with Section 11 hereof.
                             ----------

     4.   Method of Exercise; Payment; Issuance of New Warrant.
          ----------------------------------------------------

          (a) This Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant together with a duly executed Purchase Form in the form attached hereto as Exhibit A-1 at the principal office of the Company
                            -----------
at 101 Morgan Lane, Suite 180, Plainsboro, New Jersey 08536, or at such other office designated by the Company in writing to the Holder, and by payment to the Company in cash, by check, or by cancellation of Company indebtedness, of an amount equal to the then current Warrant Price (as defined in and determined in accordance with the provisions of Section 9 hereof) multiplied by the number of
                                  ---------
Warrant Shares being purchased (the "Total Exercise Price").

          (b) As a complete alternative to an exercise of this Warrant pursuant to subsection (a) hereof, the Holder may elect to exercise this Warrant in
   --------------
whole, but not in part, without being required to pay the Aggregate Warrant Price (a "Cashless Exercise") in accordance with the terms of this subsection (the "Net Issuance Right"). Upon electing a Cashless Exercise, the Holder shall be entitled to receive that number of Warrant Shares equal to the quotient obtained as the result of dividing (1) the product of (A) the excess of (i) the Fair Market Value of a Warrant Share on such date over (ii) the then current Warrant Price (as determined in accordance with the provisions of Section 9
                                                                  ---------
hereof) multiplied by (B) the number of Warrant Shares then issuable under this Warrant on such date (the "Purchasable Shares") by (2) the Fair Market Value of a Warrant Share on such date. An election to make a Cashless Exercise shall be made by surrender of this Warrant together with a duly executed Net Issuance Form in the form attached hereto as Exhibit B-1 in the manner specified in
                                    -----------
subsection (a) hereof.  For the purpose of any computation under this
- --------------
subsection, the Fair Market Value of a Warrant Share shall be deemed to be the price determined pursuant to the first applicable of the methods set forth in subsection (b)(1), (b)(2) or (b)(3) hereof.
- -----------------  ------    ------

               (1) If shares of Common Stock are traded on a national securities exchange, in the over-the-counter market, or on a foreign national exchange, the Fair Market Value of a Warrant Share shall be deemed to be an amount equal to the quotient determined by dividing (i) the sum of (x) an amount equal to the average of the daily closing market prices (i.e., the average of the closing bid and asked prices) for thirty (30) consecutive Trading Days prior to such determination multiplied by the then outstanding number of shares and (y) an amount equal to the then current Warrant Price (as determined in accordance with the provisions of Section 9 hereof) multiplied by the
                  ---------

Purchasable Shares by (ii) the sum of (a) the then outstanding number of shares and (b) the number of Purchasable Shares.

               (2) If the Company is subject to a "Material Transaction" (as defined below in this subsection), the Fair Market Value of a Warrant Share shall be deemed to be an amount equal to the quotient determined by dividing (i) the sum of (x) an amount equal to the then current Warrant Price (as determined in accordance with the provisions of Section 9 hereof) multiplied by the
                                     ---------
Purchasable Shares and (y) the total price or consideration to be paid in the Material Transaction by (ii) the sum of (a) the number of shares of Common Stock subject to the Material Transaction (or in the case of a sale of all or substantially all of the Company's assets, all of the outstanding number of shares, on an as converted basis, other than the Purchasable Shares) and (b) the number of Purchasable Shares. For purposes of this section, a "Material Transaction" shall include an initial public offering of Common Stock, a tender offer for shares of Common Stock or a merger.

               (3) If the Fair Market Value per share of Common Stock cannot be ascertained by any of the methods set forth in subsections b(1) or b(2)
                                               ----------------    ----
immediately above, the Fair Market Value per share of outstanding Common Stock shall be the value determined by the Company's board of directors in its sole discretion.

          (c) In the event of a sale of all or substantially all of the assets of the Company, and so long as at such time this Warrant has not been previously exercised in whole or in part, the Holder may elect as a complete alternative to an exercise of this Warrant pursuant to subsection (a) or subsection (b) hereof
                                        --------------    --------------
to tender to the Company for cancellation this Warrant in exchange for the right to receive that number of Warrant Shares equal to the greater of (i) 6,250,000 or (ii) the product of (x) 500,000 and (y) the quotient of the Net Proceeds of the Asset Sale divided by $1,000,000 (an "Asset Sale Warrant Exchange") in accordance with the terms of this subsection (the "Asset Sale Warrant Exchange Right"). An election to make an Asset Sale Warrant Exchange shall be made by surrender of this Warrant together with a duly executed Asset Sale Warrant Exchange Form in the form attached hereto as Exhibit C-1 in the manner
                                             -----------
specified in subsection (a) hereof.  For purposes of this subsection, the "Net
             --------------
Proceeds of the Asset Sale" shall mean the gross proceeds from a sale of all or substantially all of the assets of the Company (not including any liabilities of the Company as may be assumed as part of such a sale), less the sum of all costs incurred by the Company in connection with such sale, including, but not limited to, legal or other professional expenses and title insurance, Phase I or other environmental reports, surveys, filing, recording, notary, stamp taxes or documentary transfer fees. The amount of Net Proceeds of the Asset Sale shall be determined solely by the Company's Board of Directors in exercise of its reasonable judgment.

          (d) In the event of any exercise of this Warrant, certificates for the shares of the number of full Warrant Shares so purchased shall be in the name of, and delivered to, the Holder, or as the Holder may direct (subject to restrictions upon transfer contained herein). Such delivery shall be made within ten (10) days after exercise of this Warrant and at the Company's expense and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the number of shares of Common Stock, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder within ten (10) days after exercise of this Warrant.

     5.   Payment of Taxes.  The Company will pay all documentary stamp taxes,
          ----------------
if any, attributable to the initial issuance of Warrant Shares upon the exercise of this Warrant; provided, however, that the Company shall not be required to
                 -----------------
pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any Warrant or certificates for Warrant Shares in a name other than that of the registered Holder of this Warrant in respect of which such Warrant Shares are issued.

     6.   Mutilated or Missing Warrant.  In case the certificate evidencing this
          ----------------------------
Warrant shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue, and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant certificate, or in lieu of and in substitution for this Warrant certificate lost, stolen or destroyed, a new Warrant certificate of like tenor and representing an equivalent right or interest; but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of this Warrant and indemnity, if requested, also satisfactory to the Company. The Holder shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

     7.   Exchange of Warrant Certificates for Other Warrants.  This Warrant
          ---------------------------------------------------
certificate, when surrendered properly endorsed at the principal offices of the Company set forth in Section 4 hereof, or at such other office designated by the
                     ---------
Company in writing to the Holder, may be exchanged for another certificate or certificates of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of Warrant Shares.

     8.   Transferability.  This Warrant is not transferable, in whole or in
          ---------------
part, without the express written consent of the

Company; and any such consented to transfer shall be evidenced on the books of the Company to be maintained for such purpose, upon surrender of this Warrant properly endorsed by the Holder in person or by duly authorized attorney, together with a written assignment of this Warrant substantially in the form of

Exhibit D-1 hereto duly executed by the Holder or its duly authorized attorney.
- -----------
The Company may treat the holder of record of this Warrant as the absolute owner hereof for all purposes and shall not be affected by any notice to the contrary.

     9.   Warrant Price.  The price per share at which Warrant Shares shall be
          -------------
purchasable upon exercise of this Warrant (the "Warrant Price") shall be $.24 subject to adjustment pursuant to Section 10 hereof.
                                  ----------

     10.  Adjustment in Warrant Price.  In the event of changes in the
          ---------------------------
outstanding Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under this Warrant in the aggregate and the Warrant Price, shall be correspondingly adjusted to give the holder of this Warrant, in exercises for the same aggregate Warrant Price, the total number, class, and kind of shares as the holder would have owned had this Warrant been exercised prior to the event and had the holder continued to hold such shares until after the event requiring adjustment.

          (a)  Notice of Adjustment.  Whenever the number of Warrant Shares
               --------------------
purchasable upon the exercise of this Warrant or Warrant Price of such Warrant Shares is adjusted, as herein provided, the Company shall promptly mail by first class mail, postage prepaid, to the Holder notice of such adjustment or adjustments and shall deliver to the Holder a certificate of a firm of independent public accountants selected by the Board of Directors of the Company (who may be the regular accountants employed by the Company) setting forth the number of Warrant Shares purchasable upon the exercise of this Warrant and the Call Price and Warrant Price of such Warrant Shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. Such certificate shall be conclusive evidence of the correctness of such adjustment.

          (b)  No Adjustment for Dividends.  Except as provided in Section 10
               ---------------------------                         ----------
hereof, no adjustment in respect of any dividend shall be made during the term of a Warrant or upon the exercise of a Warrant.

          (c)  Preservation of Purchase Rights Upon Reclassification,
               ------------------------------------------------------
Consolidation, etc.  In case of any consolidation of the Company with or merger
- -------------------
of the Company into another corporation, such successor corporation shall execute with the Holder a Warrant providing that such Holder shall have the right thereafter upon payment of the Warrant Price in effect immediately prior to such action to purchase upon exercise of this Warrant the kind and amount of shares and/or other consideration which he would have owned or have been entitled to receive after the happening of such consolidation, merger, sale or conveyance had such Warrant been exercised immediately prior to such action. The Company shall mail by first class mail, postage prepaid, to each Holder, notice of the execution of any such agreement. Such Warrant shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 10 hereof. The provisions of this
                            ----------
subsection 10(c) shall similarly apply to successive consolidations, mergers,
- ----------------
sales or conveyances.

     11.  Notices.  Any notice pursuant to this Warrant by the Company to the
          -------
Holder, or by the Holder to the Company, shall be in writing and shall be mailed first class, postage prepaid, or delivered (a) to the Company at 101 Morgan Lane, Suite 180, Plainsboro, New Jersey 08536, Attention: Theresa C. Morris, or
(b) to the Holder at 18004 Skypark Circle, Irvine, California 92714, or delivered to any new holder of record at its respective address on the books of the Company. Each party hereto may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice in writing to the other party.

     12.  Successors.  All the covenants and provisions of this Warrant by or
          ----------
for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns hereunder.

     13.  Merger or Consolidation of the Company.  The Company will not merge or
          --------------------------------------
consolidate with or into any other corporation unless the corporation resulting from such merger or consolidation (if not the Company) shall expressly assume by supplemental agreement satisfactory in form to the holder of record of this Warrant and executed and delivered to such holder, the due and punctual performance and observance of each and every covenant and condition of this Warrant to be performed and observed by the Company.

     14.  Applicable Law.  This Warrant shall be governed by and construed in
          --------------
accordance with the laws of the State of Nevada, without giving effect to principles of conflict of laws.

     15.  Benefits of this Warrant.  Nothing in this Warrant shall be construed
          ------------------------
to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or claim under this Warrant; but this Warrant shall be for the sole and exclusive benefit of the Company and the Holder of this Warrant.

     16.  Counterparts.  This Warrant may be executed in any number of
          ------------
counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     17.  Captions.  The captions of the Sections and subsections of this
          --------
Warrant have been inserted for convenience only and shall have no substantive effect.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and its corporate seal to be impressed hereon and attested by its Secretary or an Assistant Secretary, as of this 26th day of June, 1996.


                                    RIO GRANDE MINING COMPANY


                                    By: ___________________________
                                        Andrew K. Simpson
                                        President, Chief Executive Officer

                                  EXHIBIT A-1

                           RIO GRANDE MINING COMPANY

                                 PURCHASE FORM

     The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant for, and to purchase thereunder, ________ shares of the stock provided for therein and requests that certificates for such shares be issued in the name of:


- --------------------------------------------------------------------------------
(Please Print Name, Address and Social Security No. or Taxpayer Identification No.)

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

and, if said number of shares shall not be all the shares purchasable thereunder, that a new Warrant Certificate for the balance remaining of the shares purchasable under the within Warrant Certificate be registered in the name of the undersigned Warrantholder or his Assignee as below indicated and delivered to the address stated below.

DATED:  _____________________, 199_

Name of Warrantholder or Assignee:_______________________________
                                      (Please Print)

Address:_________________________________________________________

        _________________________________________________________

Signature:_______________________________________________________


Signature Guaranteed:     NOTE:  The above signature must correspond with the
                                 name as written upon the face of this Warrant
                                 Certificate in every particular, without alteration or enlargement or any change whatever, unless this Warrant has been assigned.

                                  EXHIBIT B-1

                           RIO GRANDE MINING COMPANY

                               NET ISSUANCE FORM

     The undersigned hereby irrevocably elects to exercise the Net Issuance Right represented by the within Warrant for, and to purchase thereunder, shares of the stock provided for therein and requests that certificates for such shares be issued in the name of:


- --------------------------------------------------------------------------------
(Please Print Name, Address and Social Security No. or Taxpayer Identification No.)

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

and authorizes the Company to calculate the number of shares issuable following such exercise, as determined in accordance with Section 4(b) of the within Warrant.


DATED:  _____________________, 199_

Name of Warrantholder or Assignee:_______________________________
                            (Please Print)

Address:_________________________________________________________

        _________________________________________________________

Signature:_______________________________________________________


Signature Guaranteed:     NOTE:  The above signature must correspond with the
                                 name as written upon the face of this Warrant
                                 Certificate in every particular, without alteration or enlargement or any change whatever, unless this Warrant has been assigned.

                                 EXHIBIT C-1

                          RIO GRANDE MINING COMPANY

                       ASSET SALE WARRANT EXCHANGE FORM

     The undersigned hereby irrevocably elects to exercise the Asset Sale Warrant Exchange Right represented by the within Warrant for, and to purchase thereunder, shares of the stock provided for therein and requests that certificates for such shares be issued in the name of:


- --------------------------------------------------------------------------------
(Please Print Name, Address and Social Security No. or Taxpayer Identification No.)

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

and authorizes the Company to calculate the number of shares issuable following such exchange, as determined in accordance with Section 4(c) of the within Warrant.


DATED:  _____________________, 199_

Name of Warrantholder or Assignee:_______________________________
                            (Please Print)

Address:_________________________________________________________

        _________________________________________________________

Signature:_______________________________________________________


Signature Guaranteed:     NOTE:  The above signature must correspond with the
                                 name as written upon the face of this Warrant
                                 Certificate in every particular, without alteration or enlargement or any change whatever, unless this Warrant has been assigned.

                                  EXHIBIT D-1


                                  ASSIGNMENT
                (To be signed only upon assignment of Warrant)


     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

- --------------------------------------------------------------------------------
         (Name and Address of Assignee Must Be Printed or Typewritten)

- --------------------------------------------------------------------------------


the within Warrant, hereby irrevocably constituting and appointing


________________________________________________________ Attorney to transfer said Warrant on the books of the Company, with full power of substitution in the premises.

DATED:  _______________, 199_



                                 -------------------------------
                                 Signature of Registered Holder

Signature Guaranteed:    NOTE:      The above signature must correspond with the
                                    name as written upon the face of this
                                    Warrant Certificate in every particular, without alteration or enlargement or any change whatever, unless this Warrant has been assigned.

                                   EXHIBIT B
                           FORM OF RIO GRANDE RELEASE


     This Release, dated as of June 26, 1996, of Rio Grande Mining Company, a Nevada corporation ("Rio Grande") is made in favor of Belcor Inc., a California corporation ("Belcor").

     WHEREAS, Rio Grande and Belcor have entered into that certain Amended and Restated Termination Agreement (the "Termination Agreement"), dated as of June 26, 1996, pursuant to which each party terminated any and all obligations of either party under that certain agreement dated as of December 1, 1993 (the "Reorganization Agreement"), the agreement, dated July 8, 1994 (the "July 1994 Letter Agreement"), a letter, dated December 29, 1994, from the Rio Grande President to the Belcor President (the "December 1994 Letter"), and numerous discussions, documents, correspondences, understandings, agreements and arrangements between Rio Grande and Belcor relating to various proposed business combinations and other transactions between Rio Grande and Belcor (collectively, the "Ancillary Materials");

     WHEREAS, the conditions precedent to the performance of Rio Grande and Belcor under the Termination Agreement have been satisfied, and each party thereto has otherwise performed its respective obligations thereunder;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   DEFINED TERMS.  Unless otherwise defined herein or the context
          -------------
otherwise requires, terms used in this Release have the meanings provided in the Termination Agreement.

     2.   RELEASE
          -------

          2.1 Except with respect to obligations created by or arising out of the Termination Agreement, the Belcor Release, the Call Agreement and the Investor's Rights Agreement, and the agreements contained as exhibits thereof, Rio Grande, including its past and present parent companies, divisions, affiliates and subsidiaries (direct and indirect), predecessors, successors, assigns, stockholders, directors, officers, employees, agents, trustees, representatives, insurers and attorneys, and any person claiming derivatively through any of the above (collectively, the "Rio Grande Releasors"), shall release and forever discharge Belcor and its past and present parent companies, divisions, affiliates and subsidiaries (direct and indirect), predecessors, successors, assigns, partners, directors, officers, employees, agents, trustees, representatives, insurers and attorneys of and from any and all causes of action in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, attorneys' fees, or costs, of any nature whatsoever, fixed or contingent, known or unknown, suspected or unsuspected, liquidated or unliquidated, which Rio Grande now has or may hereafter have against Belcor by reason of any matter, cause, or thing whatsoever arising or occurring on or before the date hereof, relating to the Reorganization Agreement, the July 1994 Letter Agreement, the December 1994 Letter or the Ancillary Materials or any acts or omissions of Belcor taken or not taken in connection with the Reorganization Agreement, the July 1994 Letter Agreement, the December 1994 Letter or the Ancillary Materials, including without limitation on the generality of the foregoing, any and all claims, demands and causes of action that are, were, could have been or could hereafter be asserted; except that nothing herein shall constitute a release by any Rio Grande Releasor of any claim against Mark S. Isaacs.

          2.2 Rio Grande expressly waives all rights and benefits which it now has or may in the future have conferred upon it by virtue of the provisions of
Section 1542 of the California Civil Code or any other statute or law of similar effect with respect to the adequacy of the settlement made pursuant to the Termination Agreement and the releases granted hereunder and agrees that this Release shall be fully effective notwithstanding those provisions. Section 1542 provides:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR."

RIO GRANDE HAS SOUGHT THE ADVICE OF COUNSEL OR HAS HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH COUNSEL. RIO GRANDE UNDERSTANDS AND ACKNOWLEDGES THE SIGNIFICANCE AND CONSEQUENCE OF THIS SPECIFIC WAIVER OF THE PROVISIONS OF
SECTION 1542 AND HEREBY ASSUMES FULL RESPONSIBILITY FOR ANY DAMAGE, LOSS, OR LIABILITY WHICH IT MAY HEREAFTER INCUR BY REASON OF SUCH WAIVER.

     3.   ACKNOWLEDGEMENT OF COMPROMISE.
          -----------------------------

     This Release is the result of a compromise and shall never at any time for any purpose be considered as an admission of liability or responsibility on the part of the parties herein released.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Rio Grande has caused this Release to be executed as of the date first above written.

RIO GRANDE MINING COMPANY


By: _________________________

Name:  Andrew K. Simpson

Title:  President

Address:  101 Morgan Lane
          Suite 180
          Plainsboro, NJ 08536

                                   EXHIBIT C
                                 FORM OF DEED

                             DEED WITHOUT WARRANTY

THE STATE OF TEXAS                   (S)
                                     (S)  KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF PRESIDIO                   (S)

     THAT RIO GRANDE MINING COMPANY, a Nevada corporation ("Grantor"), FOR AND IN CONSIDERATION of the sum of Ten and No/100 Dollars ($10.00) in hand paid by BELCOR INC., a California corporation ("Grantee") whose address is 18004 Skypark Circle, Irvine, CA 92714, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has GRANTED, SOLD and CONVEYED and by these presents does GRANT, SELL and CONVEY unto Grantee all rights, titles and interest, if any, of the Grantor in the minerals and mineral rights in, on, under and covered by all of following described lands situated in Presidio County, Texas (said rights, titles, and interest being hereinafter referred to collectively as the "Property") and more particularly described as follows:

     ALL of SURV. 2, ABST. 2813, CERT. 49/7109, J. B. LACOSTE, H&TC Ry. Co. BLOCK No. 7, consisting of 640 acres of land, more or less.

     ALL of SURV. 33, ABST. 1728, CERT. 388, M. TARIN, within H&TC Ry. Co. BLOCK No. 7, consisting of 320 acres of land, more or less.

     ALL of SURV. 34, ABST. 1729, CERT. 388, M. TARIN, within H&TC Ry. Co. BLOCK No. 7, consisting of 320 acres of land, more or less.

     ALL of SURV. 186, ABST. 2508 or 84, CERT. 1096, M. CUBIER, within H&TC Ry. Co. BLOCK No. 7, consisting of 160 acres of land, more or less.

     ALL of SURV. 187, ABST. 85, CERT. 1096 or 47/7110, M. CUBIER, within H&TC Ry. Co. BLOCK No. 7, consisting of 160 acres of land, more or less.

     TO HAVE AND TO HOLD the Property, together with the rights and appurtenances thereto in any wise belonging unto Grantee, its successors and assigns forever, subject to the matters herein stated.

     This conveyance is made subject to Grantor's right to repurchase the Property pursuant to that certain Option to Purchase Agreement, dated as of June 26, 1996, between Grantor and Grantee.

     NOTWITHSTANDING ANYTHING HEREIN CONTAINED TO THE CONTRARY, THIS CONVEYANCE IS MADE WITHOUT EXPRESSED OR IMPLIED WARRANTY OF TITLE OR OTHER WARRANTY (WHETHER STATUTORY, EXPRESS, IMPLIED OR WHICH OTHERWISE ARISE BY COMMON LAW) AND IS MADE "AS IS, WHERE IS AND WITH ALL FAULTS;" PROVIDED, HOWEVER, THAT GRANTOR DOES HEREBY REPRESENT THAT IT HAS NOT SOLD, ASSIGNED OR CONVEYED ANY OF THE PROPERTY PRIOR TO THE DATE HEREOF.



     EXECUTED this the __________ day of June, 1996.



                              RIO GRANDE MINING COMPANY


                              By: __________________________
                              Name:  Andrew K. Simpson
                              Title: President

STATE OF CALIFORNIA)
                   )
COUNTY OF SONOMA   )


On ______________, 1996, before me, ______________________, a Notary Public in and for said State, personally appeared Andrew K. Simpson, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the within instrument such person, or the entity upon behalf of which such person acted, executed such instrument.

WITNESS my hand and official seal.



                              ________________________________
                              (Signature)
                              My Commission Expires:___________

[Affix Notarial Seal]



AFTER RECORDATION, RETURN TO:

Mr. Timothy Ellwood
Mayer, Brown & Platt
700 Louisiana, Suite 4400
Houston, TX  77002

                                   EXHIBIT D
                            FORM OF BELCOR RELEASE


     This Release, dated as of June 26, 1996, of Belcor Inc., a California corporation ("Belcor") is made in favor of Rio Grande Mining Company, a Nevada corporation ("Rio Grande").

     WHEREAS, Rio Grande and Belcor have entered into that certain Amended and Restated Termination Agreement (the "Termination Agreement"), dated as of June 26, 1996, pursuant to which each party terminated any and all obligations of either party under that certain agreement dated as of December 1, 1993 (the "Reorganization Agreement"), the agreement, dated July 8, 1994 (the "July 1994 Letter Agreement"), a letter, dated December 29, 1994, from the Rio Grande President to the Belcor President (the December 1994 Letter") and numerous discussions, documents, correspondences, understandings, agreements and arrangements between Rio Grande and Belcor relating to various proposed business combinations and other transactions between Rio Grande and Belcor (collectively, the "Ancillary Materials");

     WHEREAS, Belcor, Coastal Capital Partners, L.P., Donald Leibsker and M. Douglas Caffey have entered into that Amended and Restated Investors' Rights Agreement (the "Investors' Rights Agreement"), dated as of June 26, 1996;

     WHEREAS, the conditions precedent to the performance of Rio Grande and Belcor under the Termination Agreement have been satisfied, and each party thereto has otherwise performed its respective obligations thereunder;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   DEFINED TERMS.  Unless otherwise defined herein or the context
          -------------
otherwise requires, terms used in this Release have the meanings provided in the Termination Agreement.

     2.   RELEASE.
          -------

          2.1 Except with respect to obligations created by or arising out of the Termination Agreement and the Investors' Rights Agreement, and the exhibits thereto, Belcor, including its past and present parent companies, divisions, affiliates and subsidiaries (direct and indirect), predecessors, successors, assigns, stockholders, directors, officers, employees, agents, trustees, representatives, insurers and attorneys, and any person claiming derivatively through any of the above (collectively, the "Belcor Releasors"), shall release and forever discharge Rio

Grande and its past and present parent companies, divisions, affiliates and subsidiaries (direct and indirect), predecessors, successors, assigns, partners, directors, officers, employees, agents, trustees, representatives, insurers and attorneys of and from any and all causes of action in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, attorneys' fees, or costs, of any nature whatsoever, fixed or contingent, known or unknown, suspected or unsuspected, liquidated or unliquidated, which Belcor now has or may hereafter have against Rio Grande by reason of any matter, cause, or thing whatsoever arising or occurring on or before the date hereof, relating to the Reorganization Agreement, the July 1994 Letter Agreement, the December 1994 Letter, the Ancillary Materials or the Rio Grande Debt (as defined in the Termination Agreement), or any acts or omissions of Rio Grande taken or not taken in connection with the Reorganization Agreement, the July 1994 Letter Agreement, the December 1994 Letter, the Ancillary Materials or the Rio Grande Debt, or any other transactions, understandings or arrangements under which the Belcor Releasors may claim a property right in Rio Grande or the assets of Rio Grande, including without limitation on the generality of the foregoing, any and all claims, demands and causes of action that are, were, could have been or could hereafter be asserted; except that nothing herein shall constitute a release by any Belcor Releasor of any claim against Mark S. Isaacs.

          2.2 Belcor expressly waives all rights and benefits which it now has or may in the future have conferred upon it by virtue of the provisions of
Section 1542 of the California Civil Code or any other statute or law of similar effect with respect to the adequacy of the settlement made pursuant to the Termination Agreement and the releases granted hereunder and agrees that this Release shall be fully effective notwithstanding those provisions. Section 1542 provides:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR."

BELCOR HAS SOUGHT THE ADVICE OF COUNSEL OR HAS HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH COUNSEL. BELCOR UNDERSTANDS AND ACKNOWLEDGES THE SIGNIFICANCE AND CONSEQUENCE OF THIS SPECIFIC WAIVER OF THE PROVISIONS OF SECTION 1542 AND HEREBY ASSUMES FULL RESPONSIBILITY FOR ANY DAMAGE, LOSS, OR LIABILITY WHICH IT MAY HEREAFTER INCUR BY REASON OF SUCH WAIVER.

     3.   ACKNOWLEDGEMENT OF COMPROMISE.
          -----------------------------

     This Release is the result of a compromise and shall never at any time for any purpose be considered as an admission of liability or responsibility on the part of the parties herein released.


     IN WITNESS WHEREOF, Belcor has caused this Release to be executed as of the date first above written.

BELCOR, INC.


By: _________________________

Name:  M. Douglas Caffey

Title:  President

Address:  18004 Skypark Circle
          Irvine, CA 92714

By: _________________________

Name:  Donald Leibsker

Title:  Chairman of the Board

Address:  18004 Skypark Circle
          Irvine, CA 92714

                                   Exhibit E
                                   ---------

                          OPTION TO PURCHASE AGREEMENT

     THIS OPTION TO PURCHASE AGREEMENT (this "Agreement") is made as of June 26,
                                              ---------
1996 by and between Rio Grande Mining Company, a Nevada corporation ("Rio
                                                                      ---
Grande"), and Belcor Inc., a California corporation ("Belcor").
                                                      ------

                                    RECITALS

     WHEREAS, Rio Grande and Belcor have entered into an Amended and Restated Termination Agreement (the "Termination Agreement"), dated of even date
                            ---------------------
herewith; and

     WHEREAS, this Agreement is an exhibit to, and the execution and delivery of this Agreement is a condition to, the closing of the Termination Agreement under which Rio Grande has agreed to convey, without representation or warranty but subject to this Agreement, unto Belcor all of its right, title and interest to the mineral rights of approximately 1,600 acres of land located near Shafter, Texas in Presidio County, Texas (the "Red Hills Property") as more particularly
                                      ------------------
described in the Deed (as defined in the Termination Agreement).

     NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   Option to Purchase.
          ------------------

          1.1  Option.   Belcor hereby grants Rio Grande an exclusive and
               ------
irrevocable option (the "Option") to purchase all of Belcor's right, title and
                         ------
interest to the Red Hills Property at a fixed purchase price of $600,000 (the "Purchase Price") upon the terms and conditions of this Agreement. The term of
- ---------------
the Option shall commence on the date of execution of this Agreement and shall terminate at 11:59 p.m. (Pacific Time) on June 26, 1999. In order to exercise the Option, Rio Grande shall give to Belcor not less than 3 days advance written notice thereof to Belcor prior to the expiration of the term of the Rio Grande Option. Rio Grande is under no obligation to exercise the Rio Grande Option and shall not be liable for any penalty for not exercising the Rio Grande Option.

          1.2  Transfer of Assets.  If Rio Grande exercises the Option, Belcor
               ------------------
shall sell, convey, transfer, assign, and deliver to Rio Grande, effective as of the Closing Date, and Rio Grande will acquire from Belcor, effective as of the Closing Date, all of Belcor's right, title and interest to the Red Hills Property.

     2.   Other Sale of the Red Hills Property.
          ------------------------------------

          2.1  Notice of Sale.  In the event that during the term of the Option
               --------------
Belcor receives a Bona Fide Offer proposing a Sale of the Red Hills Property which Belcor is willing to accept, Belcor shall promptly (and in any event within two business days) give written notice (the "Offer Notice") to Rio
                                                    ------------
Grande. The Offer Notice shall set forth all relevant terms and conditions in connection with the Bona Fide Offer, including, without limitation, the party or parties making such offer (the "Buyer"), the purchase price, method of payment
                                -----
thereof, proposed date of closing, in the case of an Offer in which the consideration offered consists in whole or in part of consideration other than cash, such information relating to such other consideration as is reasonably necessary for Rio Grande to be informed of all material facts relating to such consideration and a copy of the purchase agreement or other document constituting the Bona Fide Offer.

          2.2  Condition to Sale.  During the term of the Option, neither Belcor
               -----------------
nor any party acting on Belcor's behalf will enter into any agreement or commitment providing for the Sale of the Red Hills Property or accept a Bona Fide Offer relating to a proposed Sale of the Red Hills Property, until and unless ten (10) business days have passed following the receipt by Rio Grande of the Offer Notice and during such period Rio Grande has not elected to exercise the Option as provided in Section 1.1.

     3.   Definitions.
          -----------

          3.1  "Sale".  As used herein, the words "sell", "sale", "transfer" or
               ------
similar words of conveyance shall mean any sale, transfer, assignment, gift, or other conveyance of all or any part of the Red Hills Property, or any interest therein, whether voluntary, involuntary, by operation of law or otherwise.

          3.2  "Bona Fide Offer" means a written offer from a Buyer or Buyers
                ---------------
offering to consummate a transaction which would result in a Sale of the Red Hills Property; provided that such written offer (and related documents provided with such offer) shall set forth in reasonable detail the price and other principal terms upon which the proposed Sale of the Red Hills Property is proposed to be consummated and such offer will be subject to no conditions other than execution of the definitive documentation of the terms of such written offer.

     4.   Representations and Warranties.
          ------------------------------

          4.1 Belcor represents and warrants to Rio Grande that it has duly authorized the execution, delivery and performance of this Agreement and that this Agreement constitutes a legal, valid and binding obligation of Belcor, enforceable against Belcor in accordance with its terms, subject to general principles of equity and, as to enforcement only, bankruptcy, insolvency, moratorium or similar laws at the time in effect affecting the enforceability of the rights of creditors generally.

          4.2 Rio Grande represents and warrants to Belcor that it has duly authorized the execution, delivery and performance of this Agreement and that this Agreement constitutes a legal, valid and binding obligation of Rio Grande, enforceable against Rio Grande in accordance with its terms, subject to general principles of equity and, as to enforcement only, bankruptcy, insolvency, moratorium or similar laws at the time in effect affecting the enforceability of the rights of creditors generally.

     5.   Belcor Covenants.  Belcor covenants that during the term of this
          ----------------
Agreement and until any Sale of the Red Hills Property as provided in Section 2, if any, Belcor shall pay prior to delinquency all real estate taxes and assessments applicable to the Red Hills Property (except as may be contested in good faith in accordance with any applicable procedure for the contesting of same), and shall not, without the prior written consent of Rio Grande, which consent shall not be unreasonably withheld:

          5.1  Other Indebtedness.  Create, incur, assume, or become or remain
               ------------------
liable in any manner in respect of, or allow to exist, any indebtedness secured by any lien or charge against the Red Hills Property.

          5.2  Acquisition Liens.  Own or acquire or agree to acquire any
               -----------------
property of any character related to the Red Hills Property subject to or upon any mortgage, conditional sale agreement or other title retention agreement that would create a lien against any portion of the Red Hills Property except liens in respect of the Red Hills Property imposed by law, which were incurred in the ordinary course of business (including property tax liens and other similar liens) and which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such lien and which are bonded over in a manner reasonably satisfactory to Rio Grande

          5.3  Assignment and Encumbrance.  Assign or encumber any of its rights
               --------------------------
under this Agreement or convey, encumber or dispose (or consent or agree to the conveyance, encumbrance or disposal) of any interest whatsoever, legal or beneficial, in the Red Hills Property.

     6.   Closings, Closing Dates and Method of Payment. The date (the "Closing
          ---------------------------------------------                 -------
Date") of the closing (the "Closing") of a transfer of the Red Hills Property
- ----                        -------
shall be, upon an exercise of the Option, the 20th business day after the date on which Rio Grande exercises the Option pursuant to Section 1.1 or such other date as may be mutually agreed upon by Rio Grande and Belcor. The Closing shall occur at the offices of Mayer, Brown & Platt in Los Angeles, California or such other location as may be mutually agreed upon by Rio Grande and Belcor. On the Closing Date, Belcor shall deliver such instruments and documents as Rio Grande shall reasonably deem necessary or convenient, including a notarized and executed deed without warranty (substantially equivalent in form and substance to the deed without warranty set forth in Exhibit C to the Termination Agreement with appropriate changes to reflect Belcor as the grantor and Rio Grande as the grantee) in order to convey, transfer and assign to Rio Grande all of Belcor's right, title and interest in and to the Red Hills Property and Rio Grande shall simultaneously pay to Belcor the Purchase Price. Payment of the Purchase Price may be made at the option of Rio Grande either (i) in readily available funds (by cashier's check or wire transfer) or (ii) by transfer of securities with a readily ascertainable market value which have an aggregate market value at the time of transfer at least equal to such purchase price. If the Closing occurs prior to the receipt of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Belcor and Rio Grande shall prorate taxes for such calendar year or other applicable tax period based upon the most recent ascertainable assessed values and tax rates using the tax bill for the previous calendar year or other applicable tax period. In the event that final bills are not available or cannot be issued prior to the Closing for any item being prorated under this Section 4, then Belcor and Rio Grande agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments by Belcor or Rio Grande, as the case may be, in connection with the final adjustment shall be due within 30 days of written notice.

     7.   Notices.  Any notice required or permitted under this Agreement shall
          -------
be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified, with respect to Coastal at 101 Morgan Lane, Suite 180, Plainsboro, NJ 08536, Attention: Theresa C. Morris, and with respect to Belcor, at 18004 Skypark Circle, Suite 105, Irvine, California 92714, or at such other address as such party may designate by five days' advance written notice to the other party.

     8.   Further Assurances.  In addition to the acts and deeds recited herein
          ------------------
and contemplated to be performed, executed and /or delivered by either party, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby.

     9.   Successors and Assigns.  This Agreement and all of the provisions
          ----------------------
hereof will be binding upon and inure to the benefit of the parties hereto and, as applicable, their respective successors, assigns, heirs, executors and administrators.

     10.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

     11.  Governing Law.  The internal law, and not the law of conflicts, of the
          -------------
State of Texas will govern all questions concerning the construction, validity and interpretation of this Agreement.

     12.  Amendments and Waivers.  Any term of this Agreement may be amended and
          ----------------------
the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have cause this Option to Purchase Agreement to be executed and delivered as of the date first above written.


RIO GRANDE MINING COMPANY           BELCOR, INC.


By: _________________________       By: __________________________
Name:  Andrew K. Simpson            Name:  M. Douglas Caffey
Title:  President                   Title:  President



                                    By: __________________________
                                    Name: Donald Leibsker
                                    Title: Chairman of the Board

                                   EXHIBIT F
                            OUTSTANDING SECURITIES

Capitalization
- --------------


     As of June 26, 1996, Rio Grande had the following securities issued and outstanding:

     1.   16,827,844 shares of Rio Grande Common Stock held by 33 holders.

     2.   396.9410 shares of Rio Grande Preferred Stock held by 32 holders.

     3. Warrant, dated October 20, 1994, to purchase 35.18 shares of Rio Grande Common Stock (1,491,414 shares after giving effect to Rio Grande's 1995 recapitalization) at $7,675 per share ($.181 per share after giving effect to such 1995 recapitalization), held by Coastal.

     4. A Promissory Note, dated June 6, 1996, with a current balance of $900,946 but with an authorized borrowing limit of $1,250,000, held by Coastal and under which Note Coastal has certain rights to convert such Note into shares of Rio Grande Common Stock.


Voting or Proxy Agreements
- --------------------------

(1) Stock Restriction Agreement, dated as of May 15, 1995, between Theresa C. Morris, and Coastal Capital Partners, L.P., a Delaware limited partnership ("Coastal").

(2) Stock Restriction Agreement, dated as of April 18, 1995, between Michael Y. Gan and Coastal.

(3) Stock Restriction Agreement, dated as of September 22, 1995, between Peter
E. Galli and Coastal.

(4) Stock Restriction Agreement, dated as of April 18, 1995, between Michael Y. Gan and Coastal.

(5) Proxies as to a total of 4,960,085 shares or Rio Grande Common Stock held by Mark Isaacs, David Fraser, Edward Patterson, Cynthia M. Hock, Devin D. Hock, Alexandra MacDonald, Trenwith Capital, Suzanne Bradfield, Noelle McGivern, David Bunt, Sheri Rushforth, Patrick Brake and Susanne Collins.

                                  SCHEDULE 7.4
                               BELCOR LITIGATION

     NONE.
     -----